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                                                                    EXHIBIT 23.4



                       CONSENT OF CHANDLER & COMPANY LLP



The Board of Directors
Key Energy Group, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Key Energy Group, Inc. of our report dated July 25, 1997, relating to the consolidated balance sheet of Coleman Oil and Gas, Inc. and Subsidiaries as of October 31, 1996 and the related consolidated statements of earnings, stockholder's equity and cash flows for the two years then ended, which report appears in the current report last amended February 2, 1998 on Form 8-K of Key Energy Group, Inc.



/s/ CHANDLER & COMPANY LLP

Farmington, New Mexico
February 20, 1998